Immune Design Reports Third Quarter 2016 Financial Results
and Provides Corporate Update

Company conference call at 1:30 p.m. PT today

SEATTLE and SOUTH SAN FRANCISCO, Calif., Nov. 9, 2016 - Immune Design (Nasdaq: IMDZ), a clinical-stage immunotherapy company focused on oncology, today reported financial results and a corporate update for the third quarter ended September 30, 2016.

“During the third quarter, we continued enrollment of our clinical programs, recruited senior leadership with late-stage oncology development expertise, and advanced the range of future potential products from our differentiated ZVex platform,” said Carlos Paya, M.D., Ph.D., President and Chief Executive Officer of Immune Design. “Backed by both new and existing investors who participated in our recent financing, we are focused on delivering meaningful results in both of our approaches in 2017.”

Recent Highlights

Product Development: Continued progress on all programs from ZVex® and GLAASTM platforms

Antigen Specific: CMB305 Program

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CMB305, the novel prime-boost NY-ESO-1 cancer vaccine using the ZVex platform, is being evaluated in soft tissue sarcoma (STS) patients both as a potential monotherapy and in combination with an anti-PD-L1 antibody.

◦	CMB305 monotherapy:

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Follow-up continues on the two fully enrolled monotherapy Phase 1 trials (CMB305; n=24 patients, and its vector-only component, LV305; n=23 patients). As reported by investigators, at the end of the third quarter:

•	The safety profile remains favorable, with a consistent rate of NY-ESO-1-triggered T cell responses that appear stronger with CMB305.

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The median overall survival (OS) has still not been reached in either study, with CMB305 and LV305 having a median follow-up of approximately 221 days and 640 days, respectively. Chemotherapeutic agents approved to treat metastatic STS have shown a median OS of 12.4-13.5 months.

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CMB305 in combination with TECENTRIQ® (atezolizumab): Enrollment continues in this randomized 80 patient, Phase 2 study comparing CMB305 plus atezolizumab vs. atezolizumab alone, pursuant to a collaboration with Genentech.

◦	Immune Design intends to submit data for presentation from the CMB305 studies beginning at the American Society of Clinical Oncology annual meeting in 2017 (ASCO 2017).

Antigen Agnostic: G100 Program

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G100, the formulated TLR4 synthetic agonist from the GLAAS platform, GLA-SE, injected intratumorally, is being evaluated in an ongoing randomized Phase 2 trial in patients with follicular non-Hodgkin lymphoma (fNHL). Patients receive either G100 and low-dose radiation (RadRx) or G100 and low-dose RadRx with the systemic administration of the anti-PD-1 antibody, Keytruda® (pembrolizumab), pursuant to a collaboration with Merck. In contrast with CMB305’s focus on OS, the initial endpoint focus for this study is on response rates in both treated and distal, non-treated lesions.

•	Immune Design intends to submit data from this Phase 2 study for presentation beginning at ASCO 2017.

Expansion of the versatility of the ZVex platform and further support for ongoing product development: upcoming presentations at SITC and ASH

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To avoid potential antigenic competition and to induce an immune response to multiple antigens that are co-delivered to dendritic cells, Immune Design has further developed the ZVex platform to enable the delivery of multiple RNA genes to dendritic cells to induce a simultaneous T cell response against each, separate antigen. The company intends to include this new feature in its planned next generation of product candidates, ZVex2.0, which will be designed to deliver both multiple conserved antigens and/or neo-antigens, in the latter case, distinct from ZVexNeo and the collaboration with Gritstone Oncology.

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A preclinical prototype from this evolution of the ZVex platform will be presented at the upcoming SITC annual meeting, as well as a presentation illustrating preclinical data from a new prime-boost option coupling a ZVex vector with an alternate boost modality. Also, at the ASH 2016 annual meeting, Immune Design will present additional preclinical data describing the synergy of G100 with local radiation to eradicate lymphomas, further supporting its ongoing G100 Phase 2 study in fNHL.

Expansion of the Senior Leadership Team

Sergey Yurasov, M.D., Ph.D. Joins Executive Team: Addition of Late-Stage Oncology Development Expertise

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Dr. Sergey Yurasov joined the Immune Design team as Senior Vice President of Clinical Development and Chief Medical Officer in October 2016. Dr. Yurasov brings more than 20 years' experience in immunology and late-stage oncology drug development to the company.

Acquisition of Intellectual Property Rights and Settlement of Litigation and Patent Challenge

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On October 21, 2016, Immune Design announced the acquisition of intellectual property rights from, and settlement of outstanding legal proceedings with, Theravectys SA (TVS). Immune Design obtained a license to certain present and future intellectual property of TVS related to the company’s ZVex platform, and resolved all outstanding proceedings in Delaware and Belgium and a patent opposition proceeding brought by TVS against one of the company’s patents related to ZVex. Please refer to Immune Design’s Current Report on Form 8-K filed on October 21, 2016 for a more complete description of the terms.

Completion of Follow-On Financing

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In September 2016, Immune Design completed an underwritten follow-on public offering, which resulted in the sale of 5,226,369 shares of common stock, at a price of $6.25 per share. Net proceeds from the offering were $30.3 million after deducting underwriting discounts, commissions and estimated expenses. Both new and existing investors participated in the offering.

Financial Results

Third Quarter

•
Immune Design ended the third quarter of 2016 with $112.5 million in cash, cash equivalents and short-term investments, compared to $112.9 million as of December 31, 2015. Net cash used in operations for the nine months ended September 30, 2016 was $31.4 million and $10.9 million for the three months ended September 30, 2016.

•	Net loss and net loss per share for the third quarter of 2016 were $12.4 million and $0.60, respectively, compared to $7.4 million and $0.37, respectively, for the third quarter of 2015.

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Revenue for the third quarter of 2016 was $8.2 million and was attributable primarily to $7.0 million in license revenue associated with Immune Design’s collaboration with Sanofi, $0.4 million in product sales to collaboration partner Sanofi, and $0.8 million in collaboration revenue associated with the Sanofi G103 (HSV2 therapeutic vaccine) collaboration. Revenue for the third quarter of 2015 was $4.7 million and was attributable primarily to $3.5 million in license revenue associated with Immune Design’s collaboration with Sanofi, $0.8 million in product sales to collaboration partners MedImmune and Sanofi, and $0.3 million in collaboration revenue associated with the Sanofi G103 (HSV2 therapeutic vaccine) collaboration.

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Research and development expenses for the third quarter of 2016 were $11.2 million, compared to $8.3 million for the third quarter of 2015. The $2.9 million increase was primarily attributable to continuing advancement of Immune Design’s ongoing research and development programs, including ongoing Phase 1 and Phase 2 clinical trials.

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General and administrative expenses for the third quarter of 2016 were $9.6 million, compared to $3.5 million for the third quarter of 2015. The $6.1 million increase was primarily attributable to the settlement and license agreements with TVS involving the acquisition of certain present and future intellectual property rights from TVS and resolving the litigation initiated by TVS in July 2014 against the Company, as well as related claims and counterclaims.

Year-to-Date

•	Net loss and net loss per share for the nine months ended September 30, 2016 were $39.1 million and $1.92, respectively, compared to $27.3 million and $1.45, respectively, for the same period in 2015.

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Revenue for the nine months ended September 30, 2016 was $11.2 million and was attributable primarily to $7.0 million in license revenue associated with Immune Design’s collaboration with Sanofi, $1.2 million in product sales to collaboration partner Sanofi, and $3.0 million in collaboration revenue associated with the Sanofi G103 (HSV2 therapeutic vaccine) collaboration. Revenue for the nine months ended September 30, 2015 was $8.4 million and was attributable primarily to $3.5 million in license revenue associated with Immune Design’s collaboration with Sanofi, $0.9 million in product sales to collaboration partners MedImmune and Sanofi, and $3.9 million in collaboration revenue associated with the Sanofi G103 (HSV2 therapeutic vaccine) collaboration.

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Research and development expenses for the nine months ended September 30, 2016 were $33.1 million compared to $24.2 million for the same period in 2015. The $8.9 million increase was primarily attributable to continuing advancement of Immune Design’s ongoing research and development programs, including ongoing Phase 1 and Phase 2 clinical trials and an increase in personnel-related expenses to support the company’s advancing research and clinical pipeline.

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General and administrative expenses for the nine months ended September 30, 2016 were $17.4 million, compared to $11.1 million for the same period in 2015. The $6.3 million increase was primarily attributable to the settlement and license agreements with TVS entered into in October 2016 involving the acquisition of certain present and future intellectual property rights from TVS and resolving the litigation initiated by TVS in July 2014 against the Company, as well as related claims and counterclaims.

Conference Call Information

Immune Design will host a conference call and live audio webcast this afternoon at 1:30 p.m. Pacific time / 4:30 p.m. Eastern time to discuss the third quarter 2016 financial results and provide a corporate update.

The live call may be accessed by dialing 844-266-9538 for domestic callers and 216-562-0391 for international callers. A live webcast of the call will be available online from the investor relations section of the company website at http://ir.immunedesign.com/events.cfm and will be archived there for 90 days. A telephone replay of the call will be available for five days by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code: 10923483.

An archived copy of the webcast will be available on Immune Design's website beginning approximately two hours after the conference call. Immune Design will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Immune Design

Immune Design is a clinical-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic T cells, while also enhancing other immune effectors, to fight cancer and other chronic diseases. CMB305 and G100, the two-pronged focus of Immune Design's ongoing immuno-oncology clinical programs, are the product of its two synergistic discovery platforms, ZVex® and GLAASTM. Both ZVex and GLAAS also have potential applications in infectious disease and allergy as demonstrated by ongoing pharmaceutical collaborations. Immune Design has offices in Seattle and South San Francisco. For more information, visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope and results of clinical trials for Immune Design’s product candidates and the reporting of clinical data regarding Immune Design’s product candidates. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrolment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Immune Design’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Immune Design’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Immune Design Corp.
Selected Balance Sheet Data
(In Thousands)

	September 30, 2016	December 31, 2015
	(unaudited)
Cash and cash equivalents	$70,434	$112,921
Short-term investments	42,037	—
Total assets	125,659	116,145
Total current liabilities	17,090	7,111
Total stockholders' equity	107,259	108,993

Condensed Consolidated Statements of Operation and Comprehensive Loss Data
(In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
		(unaudited)
Revenues:
Licensing Revenue	$7,000	$3,500	$7,000	$3,500
Product sales	426	824	1,166	932
Collaborative revenue	780	329	3,036	3,939
Total revenues	8,206	4,653	11,202	8,371
Operating expenses:
Cost of product sales	72	298	347	421
Research and development	11,173	8,263	33,129	24,209
General and administrative	9,554	3,506	17,416	11,086
Total operating expenses	20,799	12,067	50,892	35,716
Loss from operations	(12,593)	(7,414)	(39,690)	(27,345)
Interest and other income	150	7	606	15
Net loss	$(12,443)	$(7,407)	$(39,084)	$(27,330)
Other comprehensive income (loss):
Unrealized (loss) gain on investments	(23)	—	7	—
Comprehensive loss	$(12,466)	$(7,407)	$(39,077)	$(27,330)
Basic and diluted net loss per share	$(0.60)	$(0.37)	$(1.92)	$(1.45)
Weighted-average shares used to compute basic and diluted net loss per share	20,803,776	20,131,260	20,372,376	18,822,517

Media Contact
Julie Rathbun
Rathbun Communications
julie@rathbuncomm.com
206-769-9219

Investor Contact
Shari Annes
Annes Associates
Shari.Annes@immunedesign.com
650-888-0902

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